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                                                                    Exhibit 99.1


                                                Contact: Advanced Photonix, Inc.
                                                Richard Kurtz (805) 987-0146

                      ADVANCED PHOTONIX, INC.(R) ANNOUNCES


                           ADVANCED PHOTONIX, INC.(R)
                   REPORTS FOURTH QUARTER AND FY 2005 RESULTS

Camarillo, California, June 24, 2005 --

Advanced Photonix, Inc.(R) (ASE: API) today reported its fourth quarter and year end FY 2005 results.

Revenues for the twelve months ended March 27, 2005, were $14,800,000, or 19% higher than the $12,400,000 reported in the prior fiscal year. Net income for the current fiscal year was $5,254,000 or $0.39 per share compared to net income of $794,000 or $0.06 per share reported in the prior fiscal year. Revenues for the fourth quarter ended March 27, 2005 and March 28, 2004 were $3,989,000 and $3,564,000, respectively. Net income for the fourth quarter of 2005 was $4,612,000 compared to a net income of $201,000 in the fourth quarter of fiscal 2004. Net income for the quarterly and year to date periods in 2005 reflects the reversal of approximately $4,749,000 previously recorded as a deferred tax asset valuation allowance. Excluding the impact of the valuation adjustment, net income for FY 2005 was $505,000.

As expected, the Company increased its revenue base during fiscal 2005 through internal growth and strategic acquisition. Approximately $500,000 of the revenue increase was attributable to the Company's acquisition of Photonic Detectors, Inc. (PDI) in December 2004. The remaining increase is a reflection of overall increases in shipments to customers in each of the Company's major market segments over the prior year. The most significant revenue increases were in the medical and industrial sensing segments, which increased by 34% and 17%, respectively, over the prior year and account for $1.5 million of the total increase. Similarly, sales to the military aerospace and automotive markets increased by 5% and 17%, respectively, and accounted for approximately $400,000 of the remaining increase in net revenues. Stated as a percentage of net revenues, sales to the industrial sensing markets represented 44%, sales to the military aerospace markets represented 33%, sales to the medical industry represented 17% and sales to the automotive industry represented 5%.

Gross margins in each of the three and twelve month periods ended March 27, 2005 were 29% and 32%, respectively, as compared to 35% in the comparable periods of the prior year. Though increased material costs played a role, the drop in gross margin was primarily attributable to manufacturing issues, especially low yields, scrap/rework and labor inefficiencies. The Company has restructured its operations, organizational and management structure to drive operational excellence and improve its overall cost structure for fiscal 2006.

Total general and administrative expenses increased by $541,000 (25%) to $2.7 million in fiscal 2005 as compared to $2.2 million in fiscal 2004. Approximately 50% of the increase in general and administrative expenses was attributable to increased personnel and related expenses, including salaries, bonuses and benefits to support continued growth objectives. In addition, total payroll expenses increased during the fourth quarter of fiscal 2005 as a direct result of the PDI acquisition, which was completed on December 21, 2004. The net effect of the additional PDI personnel


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                                                Contact: Advanced Photonix, Inc.
                                                Richard Kurtz (805) 987-0146


accounted for approximately $160,000 of the year to date increase. The remaining increases in general and administrative expenses related to the Company's recent acquisitions, including commitment fees, legal, auditing, due diligence and other non recurring transaction related expenses, which amounted to approximately $246,000 in total.

In announcing the results, Paul Ludwig, President of Advanced Photonix, said, "Our performance in fiscal 2005 was highlighted by revenue growth of 19%, by the acquisition of Photonic Detectors, and by the definitive agreement to purchase Picometrix (a transaction which closed after year-end). Net income reflects approximately $500,000 in expenses related to our recent acquisitions, including commitment fees, legal, auditing, due diligence and other non recurring transaction related expenses. Our operating results were impacted by manufacturing issues, which have been addressed by improving both the leadership and cost structure. We believe those changes will be reflected by improved performance in the coming quarters. The consolidation of the Photonic Detectors operation into our existing facilities is complete, and will further improve our factory utilization. We are proud of the achievements of our employees in the last year, and we look forward to the exciting growth opportunities that will come with the integration of the Picometrix business."

Richard Kurtz, Chairman and Chief Executive Officer, commented, "2005 has been a rewarding year not only for the growth on the revenue side, but also with respect to the changes made in our operational and leadership structures. We have positioned API for dramatic internal grow in fiscal 2006. We will look back on 2005 as the pivotal year that gave API a strong core business and added to that an even stronger management team and leading edge technology. Our future is full of opportunities and new markets to enter. We intend to focus on the execution and delivery of those new growth opportunities in order to build value for our shareholders."

Advanced Photonix, Inc.(R) is a leading supplier of innovative, silicon-based electro-optical products and design solutions to a global OEM customer base. Products include the patented Large Area Avalanche Photodiode (LAAPD) and FILTRODE(R) detectors, as well as PIN Photodiodes. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company and a decline in the general demand for optoelectronic products.


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                                                Contact: Advanced Photonix, Inc.
                                                Richard Kurtz (805) 987-0146



                             Advanced Photonix, Inc.
                              Financial Highlights
                             (000 except share data)


                                       Three Months Ended                      Twelve Months Ended
                            --------------------------------------     ---------------------------------------
                            March 27, 2005          March 28, 2004     March 27, 2005           March 28, 2004
                            --------------          --------------     --------------           --------------
NET SALES                        $ 3,989                $ 3,564             $14,803                 $12,401

GROSS PROFIT                     $ 1,157                $ 1,262             $ 4,732                 $ 4,297
  Percent to Net Sales                29%                    35%                 32%                     35%

NET INCOME (LOSS)                $ 4,612                $   201             $ 5,254                 $   794

BASIC NET INCOME
  PER SHARE                      $   .34                $   .01             $   .39                 $   .06

DILUTED NET INCOME
  PER SHARE                      $   .31                $   .01             $   .34                 $   .06

WEIGHTED AVG. NUMBER OF
  SHARES OUTSTANDING           13,544,000             13,479,000          13,461,000              13,400,000


The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products.

Advanced Photonix, Inc.(R) (ASE: API) is a leading supplier of opto-electronic solutions and Terahertz instrumentation to a global OEM customer base. Products include the patented High speed optical receivers in APD and PIN configurations and silicon Large Area Avalanche Photodiode (LAAPD), PIN photodiode and FILTRODE(R) detectors. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.


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